Exhibit 1
                                                                       ---------
                Amendment No. 1 to Common Stock Rights Agreement
                ------------------------------------------------

         This amendment, dated as of May 5, 1997, amends the Common Stock Rights Agreement dated as of June 23, 1988 (the "Rights Agreement") between BBN Corporation (the "Company") and The First National Bank of Boston, as Rights Agent (the "Rights Agent"). Terms defined in the Rights Agreement and not otherwise defined herein are used herein as so defined.

                               W I T N E S S E T H
                               -------------------

         WHEREAS, on June 23, 1988, the Board of Directors of the Company authorized the issuance of Rights to purchase, on the terms and subject to the provisions of the Rights Agreement, one share of the Company's Common Stock; and

         WHEREAS, on June 23, 1988, the Board of Directors of the Company authorized and declared a dividend distribution of one Right for every share of Common Stock of the Company outstanding on the Dividend Record Date and authorized the issuance of one Right (subject to certain adjustments) for each share of Common Stock of the Company issued between the Dividend Record Date and the Distribution Date; and

         WHEREAS, on June 23, 1988, the Company and the Rights Agent entered into the Rights Agreement to set forth the description and terms of the Rights; and

         WHEREAS, pursuant to Section 26 of the Rights Agreement, the Continuing Directors now unanimously desire to amend certain provisions of the Rights Agreement in order to supplement certain provisions therein;

         NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

         1. Section 1(a) is amended by adding the following at the end thereof:

                  "; and, provided, further, that no Person who or which, together with all Affiliates of such Person, becomes the Beneficial Owner of 20% or more of the outstanding shares of Common Stock of the Company solely as a result of the transactions relating to and contemplated by the Agreement and Plan of Merger dated as of May 5, 1997 by and among the Company, GTE Corporation, and an acquisition subsidiary of GTE Corporation (the "Merger Agreement") shall be deemed an Acquiring Person for any purpose of this Agreement."

         2.       Section 1(k) is amended to read in its entirety as follows:

                  "(k) The term "Offer Commencement Date" shall mean the date of the commencement of, or the first public announcement of the intent of any Person,

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                  other than (i) the Company,  (ii) a Wholly Owned Subsidiary of the Company, (iii) any employee benefit plan of the Company or of any Wholly Owned Subsidiary of the Company or any Person organized, appointed, or established by the Company or a Wholly Owned Subsidiary pursuant to the terms of any such plan, or (iv) GTE Corporation or any of its Affiliates acting pursuant to the terms of the Merger Agreement (including any
                  statement  of  such   intention   appearing  in  any  publicly
                  available document filed with any governmental authority, other than documents made publicly available as a result of a subpoena or other legal process) to commence a tender or exchange offer if upon consummation thereof the Person and Affiliates thereof would be the Beneficial Owner of 30% or more of the then outstanding shares of Common Stock (including any such date which is after the date of this Agreement and prior to the issuance of the Rights).

                  2. Except as expressly herein set forth, the remaining provisions of the Rights Agreements shall remain in full force and effect.

         IN WITNESS WHEREOF, this Amendment No. 1 has been signed to be effective as of the close of business on this 5th day of May, 1997 by authorized representatives of each of the Company and the Rights Agent.


                                             BBN Corporation



                                          By: /s/ John Montjoy
                                             -----------------------------------
                                             John Montjoy, Senior Vice President

                                             The First National Bank of Boston



                                          By: /s/ Colleen H. Shea
                                              ----------------------------------
                                              Colleen H. Shea



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